Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. [333-XXXXXX] on Form S-3 of our reports dated February 24, 2021, relating to the financial statements of Travel + Leisure Co. and the effectiveness of Travel + Leisure Co.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Travel + Leisure Co. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
June 1, 2021